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                                                           December 2, 1996

The Manufacturers Life Insurance Company
    of America
500 North Woodward Avenue
Bloomfield Hills, Michigan 48304


Re: Lifestyle Variable Annuity

Dear Sirs:

In my capacity as General Counsel of The Manufacturers Life Insurance Company of America ("Manufacturers Life of America" or the "Company"), I furnish you this opinion in connection with the post-effective amendment No. 6 to the registration statement on Form S-1 filed by Manufacturers Life of America under the Securities Act of 1933 (the "Registration Statement") with respect to Flexible Payment Variable Annuity Policies (the "Policies").

I have made such examination of law and reviewed such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. Based on the foregoing, I am of the following opinion:

1. In the first instance Manufacturers Life of America was duly organized under the laws of the Commonwealth of Pennsylvania and on December 16, 1992, the Company was duly redomesticated under the laws of the State of Michigan. The Company is a validly existing corporation.

2. The Policies, when issued in accordance with the Registration Statement and upon compliance with applicable local law, will be legally issued and binding obligations of Manufacturers Life of America in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to post-effective amendment No. 6 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectuses contained in the Registration Statement.

Very truly yours,



James D. Gallagher
Secretary and General Counsel